UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 10, 2005, management of SRS Labs, Inc. (the “Company”) was advised by BDO Seidman, LLP, its independent registered public accounting firm (“BDO Seidman”), of the conclusion reached by it regarding the Company’s interim accounting for sales and marketing expenses related to trade shows.  This conclusion was reached in connection with BDO Seidman’s financial statement review procedures relating to the Company’s Quarterly Report on Form 10-Q for the first quarter of the year ending December 31, 2005 (“fiscal 2005”).  As part of the first quarter review, BDO Seidman noted that trade show costs previously capitalized and amortized should have been treated as period expenses in the fiscal year ended December 31, 2004 (“fiscal 2004”).

The accounting issue relates to an interpretation of Accounting Principles Board Opinion No. 28 (“APB 28”), “Interim Financial Reporting.”  Commencing in the first quarter of fiscal 2004, the Company began to capitalize and amortize trade show expenses incurred in the fiscal year to reflect the future economic benefits received during such fiscal year.  Management discussed the issue with the Audit Committee of the Company’s Board of Directors and BDO Seidman and was of the view that capitalization and amortization of trade show expenses was allowable.  As noted above, as part of its review of the unaudited quarterly financial statements for the first quarter of fiscal 2005, BDO Seidman expressed its view that (a) tradeshow costs previously capitalized and amortized during fiscal 2004 should have been treated as period expenses in fiscal 2004; (b) each of the Company’s quarterly reports previously filed in fiscal 2004 should be restated; and (c) no reliance should be placed on the previously issued fiscal 2004 quarterly financial statements.

Acting on the recommendation of BDO Seidman, the Company will file restated financial statements for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004 as amendments to periodic reports with the SEC on the appropriate forms as soon as practicable.  Accordingly, the previously issued financial statements for such quarterly periods should no longer be relied upon.  The Company also will amend its Form 10-K for fiscal 2004 to reflect the changes made in the restated financial statements set forth in the quarterly periodic reports.

Trade show expenses are considered to be period expenses and are expensed as incurred.  The restatement will increase sales and marketing expenses in the period in which trade shows were attended, while reducing sales and marketing expenses in other periods in fiscal 2004.  The restatement will have no effect on the Company’s consolidated net income for fiscal 2004 and does not affect the Company’s historical cash flow.

The following tables set forth the effect of the restatement on the Company’s net income for each of the three month and year-to-date periods ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004:

Three months ended March 31, 2004	As restated	As reported
Net income (loss)	$(24,531)	$134,929
Net income (loss) to common shareholders	$(24,531)	$134,929
Basic net income to common shareholders per share	$0.00	$0.01
Diluted net income to common shareholders per share	$0.00	$0.01

Three months ended June 30, 2004	As restated	As reported
Net income	$229,702	$248,093
Net income to common shareholders	$229,702	$248,093
Basic net income to common shareholders per share	$0.02	$0.02
Diluted net income to common shareholders per share	$0.01	$0.02

Six months ended June 30, 2004	As restated	As reported
Net income	$205,171	$383,022
Net income to common shareholders	$205,171	$383,022
Basic net income to common shareholders per share	$0.01	$0.03
Diluted net income to common shareholders per share	$0.01	$0.02

Three months ended September 30, 2004	As restated	As reported
Net income	$803,958	$737,004
Net income to common shareholders	$803,958	$737,004
Basic net income to common shareholders per share	$0.06	$0.05
Diluted net income to common shareholders per share	$0.05	$0.05

Nine months ended September 30, 2004	As restated	As reported
Net income	$1,009,129	$1,120,026
Net income to common shareholders	$1,009,129	$1,120,026
Basic net income to common shareholders per share	$0.07	$0.08
Diluted net income to common shareholders per share	$0.06	$0.07

Three months ended December 31, 2004	As restated	As reported
Net income	$569,392	$458,495
Net income to common shareholders	$569,392	$458,495
Basic net income to common shareholders per share	$0.04	$0.03
Diluted net income to common shareholders per share	$0.04	$0.03

Year ended December 31, 2004	As restated	As reported
Net income	$1,578,521	$1,578,521
Net income to common shareholders	$1,578,521	$1,578,521
Basic net income to common shareholders per share	$0.11	$0.11
Diluted net income to common shareholders per share	$0.10	$0.10

Due to rounding differences, the quarters may not add precisely to the annual numbers for fiscal 2004.

Three members of the Audit Committee discussed the above-referenced matters with BDO Seidman and subsequent to that meeting, the Audit Committee met with all of its members present to discuss the matters discussed in this Report.

The Company provided BDO Seidman with a copy of this Form 8-K prior to its filing with the SEC and requested that they furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. The Company has received from BDO Seidman a letter addressed to the SEC dated May 12, 2005 stating that they agree with the statements made in the response to this Item 4.02, which is filed as Exhibit 7.1 to this Current Report on Form 8-K.

Item 9.01.                                          Financial Statements and Exhibits.

Exhibit No.	Description

7.1

Letter from BDO Seidman LLP, independent registered public accounting firm, addressed to the Securities and Exchange Commission, stating that they agree with the statements made in response to Item 4.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: May 13, 2005
	By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen
Chairman of the Board and
Chief Executive Officer